                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 1)

                          DeBartolo Realty Corporation
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    242733103
                       -----------------------------------
                                 (CUSIP Number)

                            Arthur D. Wolfcale, Esq.
                       The Edward J. DeBartolo Corporation
                               7620 Market Street
                              Youngstown, OH 44513
                                 (330) 758-7292
- --------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                               - with a copy to -

                              William N. Dye, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000


                                 August 9, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





                                 Page 1 of _____

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Edward J. DeBartolo Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                        [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Estate of Edward J. DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES  CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo, Jr.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cynthia R. DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marie Denise DeBartolo York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lisa Marie DeBartolo Revocable Trust
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tiffanie Lynne DeBartolo Revocable Trust
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 8 fbo John Edward York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 9 fbo Anthony John York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                    0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 10 fbo Mara Denise York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Coral Square Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bay Park, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Wisconsin
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ward Plaza Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Rues Properties, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               New Jersey
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cheltenham Shopping Center Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                    0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Summit Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                    0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tyrone Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Upper Valley, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Washington Square Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC I, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC II Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mission Viejo Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northhgate I Real Estate Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northgate II Real Estate Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Pinellas Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC I, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC II, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            H-Castleton
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Lakes Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Palm Beach Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lafayette Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lima Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- -------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richmond Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Woodville Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo Aventura, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Boynton Beach, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Florida Mall Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            D.L. Grove, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            TC Mall II, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Paddock Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            National Industrial Development Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Northeast Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                  SCHEDULE 13D



- -----------------------------------------------
CUSIP No. 242733103
          ---------
- -----------------------------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Bend Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                      (b) [_]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                OO

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED  PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     0

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     0
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       0
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     0

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 0

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                       [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 242733103

         This Amendment No. 1 constitutes the final amendment of the Statement on Schedule 13D filed on April 8, 1996 (the "Initial Statement") on behalf of the Reporting Persons, relating to the common stock, par value $0.01 per share (the "Common Stock"), of DeBartolo Realty Corporation, an Ohio corporation (the "Company"). Pursuant to Rule 13d-2(c), attached hereto as Attachment 1 is the full text of the Initial Statement, which was filed in paper format.

Item 1. Security and Issuer.

         No amendment to Item 1.

Item 2. Identity and Background.

         No amendment to Item 2.

Item 3. Source and Amount of Funds or Other Consideration.

         No amendment to Item 3.

Item 4. Purpose of Transaction.

         Item 4 is hereby amended to add the following:

         On August 9, 1996, the merger of Day with and into the Company was consummated pursuant to the Merger Agreement and the Company became a subsidiary of SPG. As a result of such transaction, each issued and outstanding share of the Company's Common Stock held by the Reporting Persons was converted into the right to receive 0.68 shares of Simon Common Stock, and the partnership interests in the Operating Partnership held by the Reporting Persons ceased to be exchangeable for Common Stock of the Company. The Reporting Persons no longer hold any security of the Company that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Because all of the issued outstanding shares of Common Stock of the Company were converted into shares of Simon Common Stock, the Common Stock of the Company is subject to delisting from the New York Stock Exchange (the "NYSE") and the Company understands that the NYSE intends to file with the Securities Exchange Commission a notification of the removal from listing and registration of matured, redeemed or returned securities on Form 25. In addition, the Company has filed with the Securities and Exchange Commission, on Form 15, a certification and notice of termination of registration under Section 12(g) of the Securities and Exchange Act of 1934 or suspension of duty to file reports under Sections 13 and 15(D) of the Securities and Exchange Act of 1934.

Item 5. Interest in Securities of the Issuer.

         Item 5 is hereby amended to read as follows:

         As a result of the consummation of the Merger, the Reporting Persons no longer hold any security of the Company that is registered pursuant to
         Section 12 of the Exchange Act.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 is hereby amended to add the following:

         Pursuant to the Joint Filing Agreement, dated as of April 4, 1996 among the Reporting Persons, which was originally filed with the Initial Statement as Exhibit 7 and is incorporated herein by this reference, this Amendment No. 1 is being filed on behalf of the Reporting Persons by their attorney-in-fact.

Item 7. Material to be Filed as Exhibits.

         No amendment to Item 7.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     THE EDWARD J. DeBARTOLO CORPORATION
                     Edward J. DeBartolo, Jr.
                     Edward J.  DeBartolo,  Jr.  as  Trustee  under (i) the Lisa
                            Marie DeBartolo Revocable Trust, (ii) the Tiffanie Lynne DeBartolo Revocable Trust and (iii) Edward J. DeBartolo Trust No. 7 for the Benefit of Nicole Anne DeBartolo
                     Cynthia R. DeBartolo
                     Marie Denise DeBartolo York
                     Marie Denise DeBartolo York as Trustee under (i) Edward J. DeBartolo Trust No. 8 for the benefit of John Edward York, (ii) Edward J. DeBartolo Trust No. 9 for the benefit of Anthony John York, (iii) Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and (iv) Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York
                     CORAL SQUARE ASSOCIATES
                     SOUTH BEND ASSOCIATES
                     WASHINGTON SQUARE ASSOCIATES
                     H-CASTLETON
                     BAY PARK, INC.
                     WARD PLAZA ASSOCIATES
                     CHELTENHAM SHOPPING CENTER ASSOCIATES
                     SUMMIT MALL, INC.
                     TYRONE SQUARE, INC.
                     UPPER VALLEY, INC.
                     MISSION VIEJO MALL, INC.
                     PINELLAS SQUARE, INC.
                     GREAT LAKES MALL, INC.
                     PALM BEACH MALL, INC.
                     LAFAYETTE SQUARE, INC.
                     LIMA MALL, INC.
                     RICHMOND MALL, INC.
                     WOODVILLE MALL, INC.
                     DeBARTOLO AVENTURA, INC.
                     BOYNTON BEACH, INC.
                     THE FLORIDA MALL CORPORATION
                     DeBARTOLO, INC.
                     D.L. GROVE, INC.
                     TC MALL II, INC.
                     PADDOCK MALL, INC.
                     NATIONAL INDUSTRIAL
                         DEVELOPMENT CORPORATION
                     GREAT NORTHEAST MALL, INC.
                     RUES PROPERTIES, INC.
                     COLUMBIA SC I, INC.
                     COLUMBIA SC II, INC.
                     NORTHGATE I REAL ESTATE CORPORATION
                     NORTHGATE II REAL ESTATE CORPORATION
                     TACOMA SC I, INC.
                     TACOMA SC II, INC.
                     THE ESTATE OF EDWARD J. DeBARTOLO


                     By:/s/ Larry Thrailkill
                        ------------------------
                         Name: Larry Thrailkill
                         Attorney-in-Fact

                                                          ATTACHMENT 1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                          DeBartolo Realty Corporation
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    242733103
                        -------------------------------
                                 (CUSIP Number)

                            Arthur D. Wolfcale, Esq.
                         Edward J. DeBartolo Corporation

                               7620 Market Street
                              Youngstown, OH 44513
                                 (330) 758-7292
- --------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               - with a copy to -

                              William N. Dye, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8217


                                 March 28, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





                                 Page 1 of _____
                       Exhibit Index appears on page _____

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   2   of        Pages
- -----------------------------------------------       --------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Edward J. DeBartolo Corporation

- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY

- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,991,038

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     20,615,279
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,991,038
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     20,615,279

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 22,604,317

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 25.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   3   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Estate of Edward J. DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     4,019,677

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     1,121,916
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       4,019,677
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     1,121,916

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 5,141,593

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 5.7%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   4   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo, Jr.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,231,561

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     3,059,087
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,231,561
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     3,059,087

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 4,290,648

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 4.8%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   5   of        Pages
- -----------------------------------------------       --------------------------

- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cynthia R. DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     14,463

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       14,463
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 14,463

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   6   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marie Denise DeBartolo York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,281,010

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     2,651,349
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,281,010
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     2,651,349

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 3,932,359

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 4.4%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 IN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   7   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lisa Marie DeBartolo Revocable Trust
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     179,916

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       179,916
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 179,916

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   8   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tiffanie Lynne DeBartolo Revocable Trust
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     179,916

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       179,916
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 179,916

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page   9   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     179,916

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       179,916
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 179,916

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  10   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 8 fbo John Edward York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     151,434

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       151,434
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 151,434

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  11   of        Pages
- -----------------------------------------------       --------------------------


- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 9 fbo Anthony John York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]
- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     95,039

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       95,039
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 95,039

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  12   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 10 fbo Mara Denise York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]


- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     52,857

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       52,857
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 52,857

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  13   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     52,857

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       52,857
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 52,857

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 OO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  14   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Coral Square Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     901,324

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       901,324
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 901,324

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  15   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bay Park, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Wisconsin
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     329,627

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       329,627
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 329,627

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  16   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ward Plaza Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     85,619

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       85,619
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 85,619

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  17   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Rues Properties, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]
- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               New Jersey
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     857,831

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       857,831
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 857,831

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  18   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Cheltenham Shopping Center Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     849,750

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       849,750
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 849,750

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  19   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Summit Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,630,644

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,630,644
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,630,644

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.8%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  19   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tyrone Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,845,356

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,845,356
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,845,356

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  20   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Upper Valley Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     929,288

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       929,288
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 929,288

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  21   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Washington Square Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,749,265

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,749,265
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,749,265

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  22   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC I, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     432,814

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       432,814
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 432,814

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  23   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia SC II Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     432,814

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       432,814
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 432,814

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  24   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mission Viejo Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]


- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               California
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     603,051

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       603,051
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 603,051

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.7%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  25   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northhgate I Real Estate Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     927,661

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       927,661
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 927,661

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  26   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Northgate II Real Estate Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     927,661

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       927,661
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 927,661

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  27   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Pinellas Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                           [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     136,610

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       136,610
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 136,610

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  28   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC I, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,208,407

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,208,407
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,208,407

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.3%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  29   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Tacoma SC II, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,208,407

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,208,407
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,208,407

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.3%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  30   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            H-Castleton
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     2,109,627

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       2,109,627
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 2,109,627

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]

- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.4%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  31   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Lakes Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]

- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,033,288

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,033,288
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,033,288

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  32   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Palm Beach Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     417,966

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       417,966
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 417,966

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  33   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lafayette Square, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     410,915

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       410,915
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 410,915

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.5%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  34   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lima Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     199,729

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       199,729
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 199,729

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  35   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Richmond Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     28,203

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       28,203
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 28,203

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  36   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Woodville Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     83,864

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       83,864
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 83,864

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  37   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo Aventura, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY

- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     953,085

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       953,085
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 953,085

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  38   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Boynton Beach, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     171,932

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       171.932
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 171,932

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  39   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Florida Mall Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     1,059,119

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       1,059,119
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 1,059,119

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  40   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            DeBartolo, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     193,763

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     20,615,279
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       193,763
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     20,615,279

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 20,809,042

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 23.2%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  41   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            D.L. Grove, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     39,123

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       39,123
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 39,123

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.0%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  42   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            TC Mall II, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     89,085

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       89,085
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 89,085

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  43   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Paddock Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Florida
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     316,339

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       316,339
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 316,339

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.4%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  44   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            National Industrial Development Corporation
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     56,612

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       56,612
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 56,612

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  45   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Great Northeast Mall, Inc.
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Pennsylvania
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     108,881

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       108,881
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 108,881

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0.1

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 CO

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- --------------------------------------------------------------------------------
                                  SCHEDULE 13D
- --------------------------------------------------------------------------------



- -----------------------------------------------       --------------------------
CUSIP No. 242733103                                   Page  46   of        Pages
- -----------------------------------------------       --------------------------



- ----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Bend Associates
- ----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)[_]
                                                                          (b)[X]

- ----------- --------------------------------------------------------------------
    3       SEC USE ONLY


- ----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
                N/A

- ----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [_]


- ----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio
- --------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                     987,484

                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
    BENEFICIALLY                     None
                      --------- ------------------------------------------------
   OWNED BY EACH         9      SOLE DISPOSITIVE POWER
     REPORTING                       987,484
                      --------- ------------------------------------------------
    PERSON WITH          10     SHARED DISPOSITIVE POWER
                                     None

- ----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
                 987,484

- ----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [_]


- ----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 1.1%

- ----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                 PN

- ----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This statement constitutes a joint statement on Schedule 13D filed on behalf of the Reporting Persons specified below pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act").

Item 1. Security and Issuer.

         This Statement relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of DeBartolo Realty Corporation, an Ohio corporation (the "Company"). The principal executive offices of the Company are located at 7655 Market Street, Youngstown, OH 44513.

Item 2. Identity and Background.

         Introduction.

         On March 28,  1996,  the  Company  entered  into the  Merger  Agreement
(described in Item 4 below) with Simon Property Group, Inc., a Maryland corporation ("SPG"). In connection with the execution and delivery of the Merger Agreement, SPG, certain of its affiliates and other related parties and the Company, certain of its affiliates and other related parties entered in to the Stockholders Agreement described in Item 4 below. The primary corporate Reporting Person for the purposes of this statement on Schedule 13D is The Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), and the other corporate and partnership Reporting Persons are subsidiaries of EJDC, all of which own shares of the Common Stock of the Company or limited partnership interests (described in Item 4 below) in DeBartolo Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), that are convertible under certain circumstances into Common Stock. All other reporting persons are either the estate of the late Edward J. DeBartolo, who founded EJDC, or members of the DeBartolo family or trusts established for the benefit of members of the DeBartolo family.

         Responses to Item 2.

         The following sets forth (1) the name of each Reporting Person filing this schedule, (2) such person's citizenship, in the case of an individual, and
(3) such person's jurisdiction of organization, in all other cases. Except as specified to the contrary below, the business address of each Reporting Person who is a natural person, and the address of the principal business and principal executive office of each other Reporting Person is 7620 Market Street, Youngstown, OH 44513. The Reporting Persons are:


         The Edward J. DeBartolo Corporation, an Ohio corporation;

         The Estate of Edward J. DeBartolo, a testamentary estate existing under the laws of the State of Ohio;

         Edward J. DeBartolo, Jr., a citizen of the United States of America;

         Cynthia R. DeBartolo, a citizen of the United States of America;

         Marie Denise DeBartolo York, a citizen of the United States of America;

         Lisa Marie DeBartolo Revocable Trust, a revocable trust organized under the laws of the State of Ohio;

         Tiffanie Lynne DeBartolo Revocable Trust, a revocable trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 8 fbo John Edward York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 9 fbo Anthony John York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 10 fbo Mara Denise York, a trust organized under the laws of the State of Ohio;

         Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York, a trust organized under the laws of the State of Ohio;

         Coral Square Associates, an Ohio general partnership;

         Bay Park, Inc., a Wisconsin corporation;

         Ward Plaza Associates, an Ohio general partnership;

         Rues Properties, Inc., a New Jersey corporation;

         Cheltenham   Shopping  Center   Associates,   a  Pennsylvania   general
            partnership;

         Summit Mall, Inc., an Ohio corporation;

         Tyrone Square, Inc., a Florida corporation;

         Upper Valley Mall, Inc., an Ohio corporation;

         Washington Square Associates, an Ohio general partnership;

         Columbia SC I, Inc., a Delaware corporation;

         Columbia SC II, Inc., a California corporation;

         Mission Viejo Mall, Inc., a California corporation;

         Northgate I Real Estate Corporation, a Delaware corporation;

         Northgate II Real Estate Corporation, a Delaware corporation;

         Pinellas Square, Inc., a Florida corporation;

         Tacoma SC I, Inc., a Delaware corporation;

         Tacoma SC II, Inc., a Delaware corporation;

         H-Castleton, an Indiana partnership;

         Great Lakes Mall, Inc., an Ohio corporation;

         Palm Beach Mall, Inc., an Florida corporation;

         Lafayette Square, Inc., an Indiana corporation;

         Lima Mall, Inc., an Ohio corporation;

         Richmond Mall, Inc., an Ohio corporation;

         Woodville Mall, Inc., an Ohio corporation;

         DeBartolo Aventura, Inc., a Florida corporation;

         Boynton Beach, Inc., a Florida  corporation;

         The Florida Mall Corporation, a Florida corporation;

         DeBartolo, Inc., an Ohio corporation;

         D.L. Grove, Inc., a Florida corporation;

         TC Mall II, Inc., a Texas corporation;

         Paddock Mall, Inc., a Florida corporation;

         National Industrial Development Corporation, an Ohio corporation;

         Great Northeast Mall, Inc., a Pennsylvania corporation; and

         South Bend Associates, an Ohio general partnership.


The foregoing are  hereinafter  collectively  referred to as the "Reporting
Persons."

         The Edward J. DeBartolo Corporation's principal business consists of managing its interest in the Operating Partnership, owning, managing and developing commercial real estate, owning and managing its subsidiaries and investments, including real estate investments and other assets such as horse racing tracks and other entertainment properties.

         Edward J. DeBartolo, Jr.'s present principal occupation is to serve as Chairman of the Board of the Company and as President, Chief Executive Officer and Director of EJDC, Chairman of the San Francisco '49ers professional football team and Chairman and Chief Executive Officer of DeBartolo Entertainment Inc.

         Cynthia R. DeBartolo is the spouse of Edward J. DeBartolo, Jr.

         Marie Denise DeBartolo York's present principal occupation is to serve as Chairman of the Boards of The Edward J. DeBartolo Corporation and DeBartolo, Inc. and as a Director of the Company.

         Each of Coral Square Associates, Bay Park, Inc., Ward Plaza Associates, Rues Properties, Inc., Cheltenham Shopping Center Associates, Summit Mall, Inc., Tyrone Square, Inc., Upper Valley Mall, Inc., Washington Square Associates, Columbia SC I, Inc., Columbia SC II, Inc., Mission Viejo Mall, Inc., Northgate I Real Estate Corporation, Northgate II Real Estate Corporation, Pinellas Square, Inc., Tacoma SC I, Inc., Tacoma SC II, Inc., H-Castleton, Great Lakes Mall, Inc., Palm Beach Mall, Inc., Lafayette Square, Inc., Lima Mall, Inc., Richmond Mall, Inc., Woodville Mall, Inc., DeBartolo Aventura, Inc., Boynton Beach, Inc., The Florida Mall Corporation, DeBartolo, Inc., D.L. Grove, Inc., TC Mall II, Inc., Paddock Mall, Inc., National Industrial Development Corporation, Great Northeast Mall, Inc., and South Bend Associates (collectively, the "EJDC Affiliated Entities") is engaged in the business of holding and managing its interests in the Operating Partnership. EJDC controls each of the EJDC Affiliated Entities other than DeBartolo, Inc. which, in turn, controls EJDC. Each of EJDC and DeBartolo is a Reporting Person named in this Item 2. DeBartolo, Inc. and is not itself subject to control by any other person or entity that is not also a Reporting Person identified in this Item 2. Annex I through Annex IX hereto set forth certain information with respect to the Directors and executive officers of EJDC and each of the EJDC Affiliated Entities, and each corporation ultimately in control thereof (collectively, the "Affiliated Individuals").

         Each of
         the Lisa Marie DeBartolo Revocable Trust, the Tiffanie Lynne DeBartolo Revocable Trust, the Edward J. DeBartolo Trust No. 7 fbo Nicole Anne DeBartolo, the Edward J. DeBartolo Trust No. 8 fbo John Edward York, the Edward J. DeBartolo Trust No. 9 fbo Anthony John York, the Edward J. DeBartolo Trust No. 10 fbo Mara Denise York, and the Edward J. DeBartolo Trust No. 11 fbo Jenna Marie York
          (collectively, the "Trusts")

is engaged in the business of holding assets and investing, holding and distributing income in accordance with the documents defining such Trust. Edward
J. DeBartolo, Jr. is the trustee of the Lisa Marie DeBartolo Revocable Trust the Edward J. DeBartolo Trust No. 7 for the benefit of Nicole Ann DeBartolo, and the Tiffanie Lynn DeBartolo Recoverable Trust. Mara Denise DeBartolo York is the trustee of the Edward J. DeBartolo Trust No. 8 for the benefit of John Edward York, the Edward J. DeBartolo Trust No. 9 for the benefit of Anthony John York, the Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and the Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York. Each of Edward J. DeBartolo, Jr. and Marie Denise DeBartolo York is a Reporting Person named in this Item 2.

         None of the Reporting Persons has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

         No separate funds or other consideration were paid or given for the beneficial ownership which is the subject of this Schedule 13D.

         The Company was formed to acquire and continue the shopping mall ownership, management and development business of, and related assets owned directly or indirectly by, EJDC and certain of its affiliates. The Company operates its business and owns its properties through its general partnership interest (representing, as of March 31, 1996, a 61.159446% Partnership Interest, as defined below) the Operating Partnership.

         In the course of the formation of the Company, a series of transactions (the "Formation Transactions") was undertaken prior to or in conjunction with the Company's initial public offering of Common Stock. In connection with the Formation Transactions, the Reporting Persons contributed various properties and assets to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership (the "Partnership Interests"). Subject to certain limitations contained in the Company's Articles of Incorporation and in the Exchange Rights Agreement, dated as of April 21, 1995 (as amended, the "Exchange Rights Agreement"), made by the Company and the Operating Partnership in favor of the offerees specified therein, the Partnership Interests held by the Reporting Persons became exchangeable into shares of Common Stock on January 1, 1996 as follows: one-third of the partnership interests originally received by the Reporting Persons may be exchanged commencing on January 1 in each of 1996, 1997 and 1998. The Company's Articles of Incorporation provide that under no circumstances may any person acquire Common Stock in the aggregate (and as determined pursuant to the Internal Revenue Code of 1986) exceeding 9.9% of the Common Stock outstanding. The Company entered into the Exchange Rights Agreement in part to induce the Reporting Persons and others to contribute property to the Operating Partnership in exchange for Partnership Interests. A copy of the Exchange Rights Agreement, together with Amendment No. 1 thereto, dated August 15, 1995, is attached hereto as Exhibit 1 and incorporated herein by this reference.

Item 4. Purpose of Transaction.

          On March 28, 1996, the Company, Simon Property Group, Inc., a Maryland corporation ("SPG"), and Day Acquisition Corp., an Ohio corporation ("Day") and a wholly owned subsidiary of SPG, entered into an Agreement and Plan of Merger, dated as of March 26, 1996 (the "Merger Agreement"). A copy of the Merger

Agreement is attached hereto as Exhibit 2 and is incorporated herein by this reference. The consummation of the Merger requires the affirmative vote of both the holders of the outstanding Common Stock and the holders of the outstanding Common Stock, par value $.0001 per share, of SPG. Accordingly, in connection with the execution and delivery of the Merger Agreement, on March 28, 1996 the Reporting Persons entered into a Stockholders Agreement, dated as of March 26, 1996 (the "Stockholders Agreement"), among SPG, the Company, certain Parent Principals (as defined therein) and the Reporting Persons. A copy of the Stockholders Agreement is attached hereto as Exhibit 3 and is incorporated herein by this reference.

          Items 4(a), (b), (e), (f), (h), (i), and (j). Upon the terms and subject to the conditions of the Merger Agreement, Day will be merged with and into the Company, the Company will be the surviving corporation and the Company will become wholly owned by SPG (the "Merger"). Pursuant to the Merger Agreement, each issued and outstanding share of the Company's Common Stock (other than shares as to which dissenters' rights have been validly exercised and certain shares to be canceled in accordance with the Merger Agreement) will be converted into the right to receive from SPG sixty-eight one hundredths (0.68) of a newly-issued, fully-paid and nonassessable share of common stock, par value $.0001 per share, of SPG (the "Simon Common Stock"). In connection with the consummation of the Merger, the Company will become a private real estate investment trust, with substantially all of the economic interest in the Company being held by SPG. It is anticipated that, upon completion of the Merger, the Common Stock will be delisted from the New York Stock Exchange and will become eligible for termination of registration under section 12(g)(4) of the Act. The transaction is intended to be a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          Item 4(d). The Stockholders Agreement provides for, among other things, agreements by the Reporting Persons to vote all the shares of Common Stock then held by them in favor of the Merger at the Company Shareholders Meeting (as defined in the Merger Agreement). The Stockholders Agreement also provides for certain other agreements among SPG, the Parent Principals and the Reporting Persons, including, among other things, an agreement by the Parent Principals to vote or cause to be voted all of their Simon Common Stock or Simon Class B Stock (i) to amend the Articles of Incorporation and By-Laws of SPG effective as of the effective time of the Merger and (ii) to approve the election to the Board of Directors of SPG of the persons set forth on Schedule 1(a) to the Stockholders Agreement, a copy of which is included attached hereto as Exhibit 4 and is incorporated herein by this reference, to constitute the Board of Directors of SPG, effective as of such effective time of the Merger.

          Items 4(c) and (g). None of the Reporting Persons or the Affiliated Individuals currently has any plans or proposals that would result in any of the events specified in Items 4(c), (d) or (j) of Schedule 13D with respect to the Company.

          As a result of (a) the provisions of the Stockholders Agreement obligating the Reporting Persons to vote all Common Stock then held by them in favor of the Merger at the Company Shareholders Meeting and (b) the right of each Reporting Person to exchange such Reporting Person's Partnership Interests for Common Stock, the Reporting Persons are filing this Schedule 13D pursuant to Rule 13d-5(b)(1).

Item 5. Interest in Securities of the Issuer.

          The Exchange Rights Agreement governs the exchangeability of the Partnership Interests held by the Reporting Persons. Upon exchange, a limited partner will receive the number of shares of Common Stock having a market value at the time of exercise equal to the fair market value of the limited partnership interests being exchanged, determined as provided in the Exchange Rights Agreement. The Exchange Rights Agreement provides that such interests will be valued using a formula designed to determine the fair market value of the limited partnership interests based upon the market capitalization of DRC, with certain adjustments relating primarily to the nature of certain of the Company's assets and liabilities.

          The exchange of limited partnership interests for shares of Common Stock under the Exchange Rights Agreement is subject to (i) the expiration or termination of the applicable waiting period, if any, under the HSR Act and (ii) the satisfaction at all times of the 9.9% ownership limit specified in the Articles of Incorporation of DRC (the "Ownership Limit") on a cumulative basis after giving effect to all exchanges being.

          Item 5 (a). For each Reporting Person, Appendix A hereto, which is incorporated herein by this reference, sets forth:

                    (i) The aggregate number of shares (Column 7 of Appendix A) and percentage (Column 8 of Appendix A) of the Common Stock beneficially owned by such Reporting Person; and

                    (ii) Those shares of Common Stock included in such aggregate number in respect of which such Reporting Person holds a right to acquire such Common Stock (Column 3 of Appendix A).

Appendix A also sets forth the aggregate number of shares of Common Stock (directly owned or with respect to which there is a right to acquire) owned by all of the Reporting persons. While none of the Reporting Persons currently so intends, each Reporting Person reserves the right to exchange any Partnership Interests into Common Stock prior to the Company Shareholders Meeting, if all of the Partnership Interests held by the Reporting Persons were exchanged for shares of Common Stock prior such meeting, then (based on the calculation described below) the Reporting Persons would hold in the aggregate 32,745,728 shares of Common Stock, or approximately 36.5% of the Common Stock outstanding. The Reporting Persons could then vote at the Company Shareholders Meeting in favor of the Merger Agreement and the Merger. See Appendix A, Column 7 and Column 8 "Totals", respectively.

          Item 5 (b). For each Reporting Person, Appendix A sets forth the number of shares (including those as to which there is a right to acquire) in respect of which such Reporting Person holds sole voting and dispositive Power (Column 7 of Appendix A), except as follows:

          (i) DeBartolo, Inc. ultimately controlsEJDC and each of the EJDC Affiliated Entities and may therefore be construed to hold:

                    (A) Sole power to vote or to direct the vote of 193,763 shares of Common Stock;

                    (B) Shared power to vote or to direct the vote of 22,606,317 shares of Common Stock;

                    (C) Sole power to dispose of or to direct the disposition of 193,763 shares of Common Stock; and

                    (D) Shared power to dispose of or to direct the disposition of 22,606,317 shares of Common Stock.


          (ii) Edward J. DeBartolo, Jr. is (x) the trustee of the Edward J. DeBartolo Trust No. 7 for the benefit of Nicole Anne DeBartolo, the trustee of the Lisa Marie DeBartolo Revocable Trust and the Tiffanie Lynn DeBartolo Revocable Trust, (y) a general partner in Cheltenhan Shopping Center Associates (24% interest) and Coral Square Associates (36%) and (z) one of the two executors (each of whom has been qualified under applicable law) of the estate of Edward J. DeBartolo (for which purpose he is treated herein as having shared voting and dispositive power over 50% of all securities held in the estate and covered by this statement on Schedule 13D) and therefore may beconstrued to hold:

                    (A) Sole power to vote or to direct the vote of 1,231,561 shares of Common Stock;

                    (B) Shared power to vote or to direct the vote of 3,059,979 shares of Common Stock;

                    (C)  Sole   power  to  dispose  of  or  to  direct  the
                    disposition of 1,231,561 shares of Common Stock; and

                    (D) Shared power to dispose of or to direct the disposition of 3,059,979 shares of Common Stock.

          (iii) Marie Denise DeBartolo York is (x) the Edward J. DeBartolo Trust No. 8 for the benefit of John Edward York, the Edward J.

          DeBartolo Trust No. 9 for the benefit of Anthony John York, the Edward
          J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and the Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York,
          (y) a general  partner in Coral Square  Associates  (32% interest) and
          (z) one of the two executors of the estate of Edward J. DeBartolo (for which purpose she is treated herein as having shared voting and dispositive power over 50% of all securities held in the estate and covered by this statement on Schedule 13D) and therefore may be construed to hold:

                    (A) Sole power to vote or to direct the vote of 1,281,010 shares of Common Stock;

                    (B) Shared power to vote or to direct the vote of 2,651,349 shares of Common Stock;

                    (C) Sole power to dispose of or to direct the disposition of 1,281,010 shares of Common Stock; and

                    (D) Shared power to dispose of or to direct the disposition of 2,651,349 shares of Common Stock.


          (c) Except for the execution of the Merger Agreement and the Stockholders Agreement, none of the Reporting Persons nor, to the best of their knowledge, any of the Affiliated Individuals, has effected any transactions in the Common Stock during the preceding 60 days.

          (d) To the knowledge of the Reporting Persons, the right to receive dividends with respect to the Common Stock to which this Schedule 13D relates, and the related Partnership Interests, and the power to direct the receipt of dividends from, or the proceeds from the sale of, such Shares and Partnership Interests held by each Reporting Person with respect to all shares of Common Stock and Partnership Interests reflected as being held by such Reporting Person on Appendix A hereto. Various Partnership Interests are subject to pledges made on normal commercial terms to lending institutions in the ordinary course of business. Such pledges, among other things, require that net proceeds from the sale or disposition of any collateral, including such Partnership Interests as well as certain net receipts of distributions on such Partnership Interests must be used generally to reduce the principal amount of debt secured thereby.

          (e) Not applicable.


          Each Reporting Person that is an individual or a Trust, and the Estate of Edward J. DeBartolo hereby expressly disclaims beneficial ownership of all the Common Stock and Partnership Interests beneficially owned by EJDC and the

EJDC Affiliated Entities. EJDC and the EJDC Affiliated Entities each disclaim beneficial ownership of all the Common Stock and Partnership Interests beneficially owned by each Reporting Person that is an individual, each Trust and the estate of Edward J. DeBartolo. Pursuant to Rule 13d-4 promulgated under the Act, the filing of this statement on Schedule 13D shall not be construed as an admission by any Reporting Person that such Reporting Person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the securities covered by this statement on Schedule 13D.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

          The information set forth in Item 4 above is incorporated herein by reference.

          Joint Filing Agreement. Pursuant to Rule 13d-1(f) promulgated under the Act, the Reporting Person have entered into an agreement with respect to the joint filing of this statement, and any amendment or amendments hereto, which is attached hereto as Exhibit 5 and is incorporated herein by reference.

          Registration Rights Agreement. As of April 21, 1994, DRC, the Reporting Persons and certain other parties (together with the Reporting Persons, the "Rights Holders") entered into a registration rights agreement (the "Registration Rights Agreement") to enable the Rights Holders to sell shares through a registered offering. Pursuant to the Registration Rights Agreement, the Rights Holders together have the annual right (subject to certain conditions and limitations) to cause the Company to register and publicly sell shares of Common Stock held by the Rights Holders in an amount, which, when aggregated with tenders under the Cash Tender Agreement (described below), generally is equivalent to up to one-third of the Rights Holders' original limited partnership interests beginning January 1 of 1996, 1997 and 1998. The annual right is deemed to be exercised if the Rights Holders initiate or participate in a Cash Tender pursuant to the Cash Tender Agreement, each as described below. All expenses of the registration are to be borne by the Company, other than the underwriting discounts or selling commissions, which will be borne by the exercising Rights Holders. A copy of the Registration Rights Agreement is attached hereto as Exhibit 6 and is incorporated herein by this reference.

          Cash Tender Agreement. As of April 21, 1994, DRC, the Reporting Persons and certain other parties (together with the Reporting Persons, the "Tender Holders") entered into a Cash Tender Agreement (the "Cash Tender Agreement") to provide the Tender Holders, as a group, with the annual right (subject to certain conditions and limitations) to tender to the Company (the "Cash Tender") Partnership Interests in exchange for cash. Such tendered
Partnership Interests may not exceed at any time an amount, which, when aggregated with shares of Common Stock held by the Tender Holders within the DeBartolo Group (as defined) registered under the Registration Rights Agreement, is generally equivalent to up to one-third of the original Partnership interests issued to such Tender Holders (subject to rights to cumulate certain interests described in the following paragraph) beginning on each January 1 of 1996, 1997 and 1998 and cause the Company to purchase the tendered Operating Partnership interests. Operating Partnership interests so tendered will be valued using the formula that is applicable under the Exchange Rights, subject to certain adjustments. The Company has the option to pay for such tendered limited partnership interests (i) with available cash or borrowed funds or (ii) subject to certain conditions and limitations, out of the proceeds of a registered offering of newly issued shares of Common Stock. A copy of the Cash Tender Agreement is attached hereto as Exhibit 7 and is incorporated herein by this reference.

          The descriptions of the Exchange Rights Agreement, the Merger Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Cash Tender Agreement set forth in this statement on Schedule 13D are qualified in their entirety by reference to said documents, each of which is attached hereto as an Exhibit and incorporated into this statement on Schedule 13D by reference.

          Except as described herein and by reference to Item 4 above, there are no contracts, arrangements, understandings or relationships among the persons named in Item 2 or between such persons and any other person with respect to any securities of the Company.

Item 7. Material to be Filed as Exhibits.

Exhibit 1 Exchange Rights Agreement, dated as of April 21, 1995, made by the Company and the Operating Partnership in favor of the offerees specified therein, together with Amendment No. 1 thereto, dated as of August 15, 1995.

Exhibit 2 Agreement and Plan of Merger, dated as of March 26, 1996, among Simon Property Group, Inc., Day Acquisition Corp. and DeBartolo Realty Corporation, including the exhibits thereto.

Exhibit 3 Stockholders Agreement, dated as of March 26, 1996, among SPG, the Company, certain Parent Principals (as defined therein) and the Reporting Persons.

Exhibit 4      Schedule (a) to the Stockholders Agreement.

Exhibit 5 Joint Filing Agreement, dated as of April 4, 1996, among the Reporting Persons.

Exhibit 6 Registration Rights Agreement, dated as of April 21, 1994, among DRC, the Reporting Persons and certain other parties signatory thereto.

Exhibit 7 Cash Tender Agreement, dated as of April 21, 1994, among DRC, the Reporting Persons and certain other parties signatory thereto.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                THE EDWARD J. DeBARTOLO
                                  CORPORATION
                                Edward J. DeBartolo, Jr.
                                Edward J. DeBartolo, Jr. as Trustee under (i)
                                        the Lisa Marie DeBartolo Revocable
                                        Trust, (ii) the Tiffanie Lynne DeBartolo
                                        Revocable Trust and (iii) Edward J.
                                        DeBartolo Trust No. 7 for the Benefit of
                                        Nicole Anne DeBartolo
                                Cynthia R. DeBartolo
                                Marie Denise DeBartolo York
                                Marie Denise DeBartolo York as Trustee under
                                        (i) Edward J. DeBartolo Trust No. 8 for
                                        the benefit of John Edward York, (ii)
                                        Edward J. DeBartolo Trust No. 9 for the
                                        benefit of Anthony John York, (iii)
                                        Edward J. DeBartolo Trust No. 10 for the benefit of Mara Denise York and (iv) Edward J. DeBartolo Trust No. 11 for the benefit of Jenna Marie York
                                CORAL SQUARE ASSOCIATES
                                SOUTH BEND ASSOCIATES
                                WASHINGTON SQUARE ASSOCIATES
                                H-CASTLETON
                                BAY PARK, INC.
                                WARD PLAZA ASSOCIATES
                                CHELTENHAM SHOPPING CENTER
                                     ASSOCIATES
                                SUMMIT MALL, INC.
                                TYRONE SQUARE, INC.
                                UPPER VALLEY MALL, INC.
                                MISSION VIEJO MALL, INC.
                                PINELLAS SQUARE, INC.
                                GREAT LAKES MALL, INC.
                                PALM BEACH MALL, INC.
                                LAFAYETTE SQUARE, INC.
                                LIMA MALL, INC.
                                RICHMOND MALL, INC.
                                WOODVILLE MALL, INC.
                                DeBARTOLO AVENTURA, INC.
                                BOYNTON BEACH, INC.
                                THE FLORIDA MALL CORPORATION
                                DeBARTOLO, INC.
                                D.L. GROVE, INC.
                                TC MALL II, INC.
                                PADDOCK MALL, INC.
                                NATIONAL INDUSTRIAL
                                     DEVELOPMENT CORPORATION
                                GREAT NORTHEAST MALL, INC.
                                RUES PROPERTIES, INC.
                                COLUMBIA SC I, INC.
                                COLUMBIA SC II, INC.
                                NORTHGATE I REAL ESTATE
                                  CORPORATION
                                NORTHGATE II REAL ESTATE
                                  CORPORATION
                                TACOMA SC I, INC.
                                TACOMA SC II, INC.
                                THE ESTATE OF EDWARD J. DeBARTOLO


                                By:/s/ Larry Thrailkill
                                   Name:  Larry Thrailkill
                                   Attorney-in-Fact

APPENDIX A



                    COLUMN 1     COLUMN 2        COLUMN 3       COLUMN 4      COLUMN 5      COLUMN 6      COLUMN 7         COLUMN 8

                                                                                                                         PERCENTAGE
                                                                                                                         OF COMMON
                                                               PERCENTAGE                              TOTAL SHARES     STOCK HELD
                                                                OF COMMON     SHARES OF    PERCENTAGE   HELD DIRECTLY   DIRECTLY AND
                                INTEREST IN  TOTAL NUMBER OF   STOCK HELD   COMMON STOCK   OF COMMON    AND HELD UNDER  HELD UNDER A
                                 OP AS OF    SHARES ISSUABLE     AS OP     DIRECTLY OWNED  STOCK HELD    A RIGHT TO      RIGHT TO
                    PARTNER       3/31/96    UPON CONVERSION   INTERESTS    AS OF 3/31/96   DIRECTLY      ACQUIRE         ACQUIRE

 The Edward J. DeBartolo
   Corporation                   2.219704%        1,991,038     2.219704%                                 1,991,038        2.219704%
 Estate of Edward J. DeBartolo   4.481328%        4,019,677     4.481328%                                 4,019,677        4.481328%
 Edward J. DeBartolo, Jr.        1.373003%        1,231,561     1.373003%                                 1,231,561        1.373003%
 Cynthia DeBartolo               0.004976%            4,463     0.004976%        10,000     0.011148%        14,463        0.0161249
 Marie Denise DeBartolo York     1.425910%        1,279,018     1.425910%     1,991.167     0.002220%     1,281,010        1.428131%
 Lisa Marie DeBartolo
   Revocable Trust               0.200579%          179,916     0.200579%                                   179,916        0.200579%
 Tiffanie Lynn DeBartolo
   Revocable Trust               0.200579%          179,916     0.200579%                                   179,916        0.200579%
 Edward J. DeBartolo Trust 7     0.200579%          179,916     0.200579%                                   179,916        0.200579%
 Edward J. DeBartolo Trust 8     0.160996%          144,411     0.160996%     7,023.440     0.007830%       151,434        0.168825%
 Edward J. DeBartolo Trust 9     0.097140%           87,133     0.097140%     8,805.703     0.009817%        95,939        0.106957%
 Edward J. DeBartolo Trust 10    0.056825%           50,971     0.056825%     1,886.328     0.002103%        52,857        0.058928%
 Edward J. DeBartolo Trust 11    0.056825%           50,971     0.056825%     1,886.328     0.002103%        52,857        0.058928%
 DeBartolo Aventura,Inc.         1.062545%          953,085     1.062545%                                   953,085        1.062545%
 Bay Park, Inc.                  0.367484%          329,627     0.367484%                                   329,627        0.367484%
 Boynton Beach, Inc.             0.191678%          171,932     0.191678%                                   171,932        0.191678%
 Rues Properties, Inc.           0.956351%          857,831     0.956351%                                   857,831        0.956351%
 H-Castleton                     2.351913%        2,109,627     2.351913%                                 2,109,627        2.351913%
 Cheltenham Shopping Center
   Associates                    0.947342%          849,750     0.947342%                                   849,750        0.947342%
 Coral Square Associates         1.004839%          901,324     1.004839%                                   901,324        1.004839%
 The Florida Mall Corporation    1.180757%        1,059,119     1.180757%                                 1,059,119        1.180757%
 Great Lakes Mall, Inc.          1.151959%        1,033,288     1.151959%                                 1,033,288        1.151959%
 D.L. Grove, Inc.                0.043616%           39,123     0.043616%                                    39,123        0.043616%
 Lafayette Square Inc.           0.458108%          410,915     0.458108%                                   410,915        0.458108%
 Lima Mall, Inc.                 0.222667%          199,729     0.222667%                                   199,729        0.222667%






                    COLUMN 1     COLUMN 2        COLUMN 3       COLUMN 4      COLUMN 5      COLUMN 6      COLUMN 7         COLUMN 8

                                                                                                                         PERCENTAGE
                                                                                                                         OF COMMON
                                                               PERCENTAGE                              TOTAL SHARES     STOCK HELD
                                                                OF COMMON     SHARES OF    PERCENTAGE   HELD DIRECTLY   DIRECTLY AND
                                INTEREST IN  TOTAL NUMBER OF   STOCK HELD   COMMON STOCK   OF COMMON    AND HELD UNDER  HELD UNDER A
                                 OP AS OF    SHARES ISSUABLE     AS OP     DIRECTLY OWNED  STOCK HELD    A RIGHT TO      RIGHT TO
                    PARTNER       3/31/96    UPON CONVERSION   INTERESTS    AS OF 3/31/96   DIRECTLY      ACQUIRE         ACQUIRE


 TC Mall II, Inc.                0.099316%           89,085     0.099316%                                    89,085        0.099316%
 Mission Viejo Mall, Inc.        0.672310%          603,051     0.672310%                                   603,051        0.672310%
 Paddock Mall, Inc.              0.352670%          316,339     0.352670%                                   316,339        0.352670%
 Palm Beach Mall, Inc.           0.465968%          417,966     0.465968%                                   417,966        0.465968%
 Great Northeast Mall, Inc.      0.121386%          108,881     0.121386%                                   108,881        0.121386%
 DeBartolo, Inc.                 0.216016%          193,763     0.216016%                                   193,763        0.216016%
 Summit Mall, Inc.               1.817920%        1,630,644     1.817920%                                 1,630,644        1.817920%
 National Industrial
   Development Corporation       0.063114%           56,612     0.063114%                                    56,612        0.063114%
 Tyrone Square, Inc.             2.057291%        1,845,356     2.057291%                                 1,845,356        2.057291%
 South Bend Associates           1.100894%          987,484     1.100894%                                   987,484        1.100894%
 Upper Valley Mall, Inc.         1.036015%          929,288     1.036015%                                   929,288        1.036015%
 Washington Square Associates    1.950164%        1,749,265     1.950164%                                 1,749,265        1.950164%
 Pinellas Square, Inc.           0.152299%          136,610     0.152299%                                   136,610        0.152299%
 Richmond Mall, Inc.             0.031442%           28,203     0.031442%                                    28,203        0.031442%
 Woodville Mall, Inc.            0.093496%           83,864     0.093496%                                    83,864        0.093496%
 Ward Plaza Associates           0.095452%           85,619     0.095452%                                    85,619        0.095452%
 Columbia SC I, Inc.             0.482522%          432,814     0.482522%                                   432,814        0.482522%
 Columbia SC II, Inc.            0.482522%          432,814     0.482522%                                   432,814        0.482522%
 Northgate I Real Estate
   Corporation                   1.034201%          927,661     1.034201%                                   927,661        1.034201%
 Northgate II Real Estate
   Corporation                   1.034201%          927,661     1.034201%                                   927,661        1.034201%
 Tacoma SC I, Inc.               1.347190%        1,208,407     1.347190%                                 1,208,407        1.347190%
 Tacoma SC II, Inc.              1.347190%        1,208,407     1.347190%                                 1,208,407        1.347190%


    TOTALS                      36.471282%       32,714,135    36.471282%     31592.966     0.021853%    32,745,728       36.506504%


                                     ANNEX I

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of The Edward J. DeBartolo Corporation ("EJDC"):

Name and Business or                   Present Principal
  Residence Address                    Occupation or Employment
- --------------------                   ------------------------

Marie Denise DeBartolo York            See Item 2.
See Item 2.

Edward J. DeBartolo, Jr.               See Item 2.
See Item 2.

Larry T. Thrailkill                    Executive Vice President, Chief
The Edward J. DeBartolo Corporation    Operating Officer and Director of EJDC
7620 Market Street                     and a partner in a law firm practicing
Youngstown, OH  44513                  in Nashville, TN.

                              and

Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

John C. York, II                       Senior Vice President, Racing of EJDC.
The Edward J. DeBartolo Corporation
7620 Market Street
Youngstown, OH  44513

Lynn E. Davenport                      Senior Vice President, Chief Financial
The Edward J. DeBartolo Corporation    Officer, Treasurer and Director of EJDC.
7620 Market Street
Youngstown, OH  44513


A.D. Wolfcale                          Senior Vice President, General Counsel
The Edward J. DeBartolo Corporation    and Secretary of EJDC.
7620 Market Street
Youngstown, OH  44513

         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of EJDC has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result or which such individual was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                    ANNEX II

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of each of the Corporate Reporting Persons(as defined below):

Name and Business or                   Present Principal
  Residence Address                    Occupation or Employment
- --------------------                   ------------------------

Edward J. DeBartolo, Jr.               See Item 2.
See Item 2.

Marie Denise DeBartolo York            See Item 2.
See Item 2.

Larry T. Thrailkill                    Executive Vice President, Chief
Edward J. DeBartolo Corporation        Operating Officer and The Director of
Director of 7620 Market Street         EJDC; Executive Vice President and each
practicing Youngstown, OH 44513        of the Corporate Reporting Persons and a
                                       lawyer in Nashville, TN.

                              and

Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

Lynn E. Davenport                      Senior Vice President, Chief Financial
The Edward J. DeBartolo Corporation    Officer, Treasurer and Director of EJDC;
7620 Market Street                     Vice President, Treasurer and Director
Youngstown, OH  44513                  of each of the Corporate Reporting
                                       Persons.

A.D. Wolfcale                          Senior Vice President, General Counsel
The Edward J. DeBartolo Corporation    and Secretary of EJDC; Vice President
7620 Market Street                     and Secretary of each of the Corporate
Youngstown, OH  44513                  Reporting Persons.

         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of any of the Corporate Reporting Persons has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result or such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         As used in Annex II, "Corporate Reporting Persons" means the following entities:

Bay Park, Inc.
Rues Properties, Inc.
Summit Mall, Inc.
Tyrone Square, Inc.
Upper Valley Mall, Inc.
Columbia SC I, Inc.
Columbia SC II, Inc.
Mission Viejo Mall, Inc.
Northgate I Real Estate Corporation
Northgate II Real Estate Corporation
Pinellas Square, Inc.
Tacoma SC I, Inc.
Tacoma SC II, Inc.
Great Lakes Mall, Inc.
Palm Beach Mall, Inc.
Lafayette Square, Inc.
Richmond Mall, Inc.
Woodville Mall, Inc.
DeBartolo Aventura, Inc.
Boynton Beach, Inc.
The Florida Mall Corporation
D.L. Grove, Inc.
TC Mall II, Inc.
Paddock Mall, Inc.
National Industrial Development Corporation
Great Northeast Mall, Inc.

                                    ANNEX III

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of each of the Lima Mall, Inc. ("Lima"):

Name and Business or                   Present Principal
  Residence Address                    Occupation or Employment
- --------------------                   ------------------------

Edward J. DeBartolo, Jr.               See Item 2.
See Item 2.

Marie Denise DeBartolo York            See Item 2.
See Item 2.

A.W. Liberati                          Mr. Liberati has retired from his
The Edward J. DeBartolo Corporation    position at EJD, where he served as
7620 Market Street                     Executive Vice President/Chief Operating
Youngstown, OH  44513                  Officer. He continues to serve as a
                                       Director of the Company as well as
                                       Executive Vice President and Director of
                                       Lima.

Lynn E. Davenport                      Senior Vice President, Chief Financial
The Edward J. DeBartolo Corporation    Officer, Treasurer and Director of EJDC;
7620 Market Street                     Vice President, Treasurer and Director
Youngstown, OH  44513                  of Lima.

A.D. Wolfcale                          Senior Vice President, General Counsel
The Edward J. DeBartolo Corporation    and Secretary of EJDC; Vice President
7620 Market Street                     and Secretary of Lima.
Youngstown, OH  44513

         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers Lima has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                    ANNEX IV

         The following table sets forth the name, and for those who are not Reporting Persons as described in Item 2 of this Schedule 13D, the residence or business address and present principal occupation or employment of each director and executive officer of DeBartolo, Inc.:


Name and Business or                   Present Principal
  Residence Address                    Occupation or Employment
- --------------------                   ------------------------

Edward J. DeBartolo, Jr.               See Item 2.
See Item 2.

Marie Denise DeBartolo York            See Item 2.
See Item 2.

Larry T. Thrailkill                    Executive Vice President, Chief
The Edward J. DeBartolo Corporation    Operating Officer and Director of EJDC
7620 Market Street                     and DeBartolo, Inc. and a practicing
Youngstown, OH  44513                  lawyer in Nashville, TN.
                              and


Boalt, Cummings, Conners & Berry
414 Union Street
Suite 1600
NationsBank Plaza
Nashville, TN  37219

John C. York, II                       Senior Vice President, Racing of EJDC
The Edward J. DeBartolo Corporation    and DeBartolo, Inc.
7620 Market Street
Youngstown, OH  44513

Lynn E. Davenport                      Senior Vice President, Chief Financial
The Edward J. DeBartolo Corporation    Officer, Treasurer and Director of EJDC
7620 Market Street                     and DeBartolo, Inc
Youngstown, OH  44513

A.D. Wolfcale                          Senior Vice President, General Counsel
The Edward J. DeBartolo Corporation    and Secretary of EJDCand DeBartolo, Inc.
7620 Market Street
Youngstown, OH  44513

         All of the above named individuals are citizens of the United States.

         None of the foregoing directors or executive officers of DeBartolo, Inc. has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                     ANNEX V

         The following table sets forth the name of each executor of the Estate of Edward J. DeBartolo (the "Estate"):

Name and Business or                   Present Principal
  Residence Address                    Occupation or Employment
- --------------------                   ------------------------

Edward J. DeBartolo, Jr.               See Item 2.
See Item 2.

Marie Denise DeBartolo York            See Item 2.
See Item 2.

         All of the above named individuals are citizens of the United States.

         Neither of the foregoing executors of the Estate has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                    ANNEX VI

         The following table sets forth the name of each partner of Coral Square Associates ("CSA"):

Name and Business or                         Present Principal
  Residence Address                          Occupation or Employment
- --------------------                         ------------------------

Estate of Edward J. DeBartolo                N/A
See Item 2.
(executors listed in Annex V)

Edward J. DeBartolo, Jr.                      See Item 2.
See Item 2.

Marie Denise DeBartolo York                   See Item 2.
See Item 2.

Lisa Marie DeBartolo Revocable Trust          N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Tiffanie Lynne DeBartolo Revocable Trust      N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #7 fbo                N/A
Nicole Anne DeBartolo
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #8 fbo John           N/A
Edward York
Marie Denise DeBartolo York as Trustee
See Item 2.

         All of the above named individuals are citizens of the United States.

         None of the foregoing partners of CSA has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                    ANNEX VII

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address, principal business or present principal occupation or employment, as applicable, of each partner of Cheltenham Shopping Center Associates ("CSCA"):

                                           Principal Business or
Name and Business or                       Present Principal
xxResidence Address                        Occupation or Employment
- -------------------                        ------------------------

Chelthenham-DeBartolo Properties, Inc.,    Development of commercial real
                                           estate.
7620 Market Street
Youngstown, OH 44512
(directors and executive
officers are the same as those
of each of the Corporate
Reporting Persons described in
Annex II)

Estate of Edward J. DeBartolo              N/A
See Item 2.
(executors listed in Annex V)

Lisa Marie DeBartolo Revocable Trust       N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Tiffanie Lynne DeBartolo Revocable Trust   N/A
Edward J. Bartolo, Jr. as Trustee
See Item 2.

Edward J. Bartolo Trust #7 fbo             N/A
Nicole Anne DeBartolo
Edward J. Bartolo, Jr. as Trustee
See Item 2.

         All of the above named individuals are citizens of the United States.

         None of the foregoing partners of CSCA has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                              ANNEX VIII

         The following table sets forth the name of each partner of each of the Reporting Partnerships (as defined below):




                                           Principal Business or
Name and Business or                       Present Principal
  Residence Address                        Occupation or Employment
- -------------------                        ------------------------

Estate of Edward J. DeBartolo               N/A
See Item 2.
(executors listed in Annex V)

DeBartolo, Inc.                             See Item 2.
See Item 2.
(directors and executive officers listed in Annex IV)

         All of the above named individuals are citizens of the United States.

         Neither of the foregoing partners of any of the Reporting Partnerships has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         As used in this Annex VIII, "Reporting Partnerships" means the following entities:

Ward Plaza Associates
Washington Square Associates
South Bend Associates

                               ANNEX IX

         The following table sets forth the name, and for those who are not Reporting Persons described in Item 2 of this Schedule 13D, the residence or business address, principal business or present principal occupation or employment, as applicable, of each partner of H-Castleton:

                                           Principal Business or
Name and Business or                      Present Principal
  Residence Address                       Occupation or Employment
- -------------------                       ------------------------

Estate of Edward J. DeBartolo             N/A
See Item 2.
(executors listed in Annex V)

Altamonte, Inc.                           Development of commercial real estate.
7620 Market Street
Youngstown, OH  44513
(directors and executive officers are
the same as those of each of the
Corporate Reporting Persons described in
Annex II)





         All of the above named individuals are citizens of the United States.

         Neither of the foregoing partners of H-Castleton, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                  EXHIBIT INDEX


Exhibit No.                  Description                            Page Number
- -----------                  -----------                            -----------

   1          Exchange Rights Agreement, dated as of April 21,
              1995, made by the Company and the Operating
              Partnership in favor of the offerees specified therein

   2          Agreement and Plan of Merger, dated as of March
              26, 1996, among Simon Property Group, Inc., Day
              Acquisition Corp. and DeBartolo Realty
              Corporation, including the exhibits thereto.

   3 Stockholders Agreement dated as of March 26, 1996, among SPG, the Company, certain Parent Principals
              (as defined therein) and the Reporting Persons.

   4          Schedule 1(a) to the Stockholder's Agreement.

   5 Joint Filing Agreement, dated as of April 4, 1996, among the Reporting Persons.

   6          Registration Rights Agreement, dated as of April
              21, 1994, among DRC, the Reporting Persons and certain other parties signatory thereto.

   7 Cash Tender Agreement, dated as of April 24, 1994, among DRC, the Reporting Persons and certain other parties signatory thereto.